JINGTIAN & GONGCHENG

34/F, Tower  3, China Central Place, 77 Jianguo Road, Beijing 10025, China
Telephone: (86-10) 5809-1000  Facsimile: (86-10) 5809-1100

PRC Legal Opinion

September 29, 2010

Southern China Livestock, Inc.
88 Guihuayuan, Guanjingcheng
Yujiang, Yingtan City, Jiangxi Province
People's Republic of China

Dear Sirs or Madams:

We are qualified lawyers of the People's Republic of China ("PRC" or "China", for the purpose of this opinion only, PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as at the date hereof.

We have acted as the PRC counsel to Southern China Livestock, Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-1, File No. 333-167173. , including all amendments or supplements thereto (the "Registration Statement"), originally filed with Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, on May 28, 2010, relating to the offering of certain shares of common stock the Company (the "Offering") by the Company. We have been requested to give this opinion on, inter alia, (i)the legal ownership structure of the Company's PRC subsidiaries, Jiangxi Southern China Livestock Technology Co., Limited ("Jiangxi") and the subsidiaries of Jiangxi, and Beijing Huaxin Tianying Livestock Technology Co., Limited ("Beijing Huaxin") and the subsidiaries of Beijing Huaxin. The names of the Company's subsidiaries are set forth in Schedule 1 hereto (the "Domestic Companies") and (ii) the legality and validity of the documents referenced in Schedule 2 hereto (the "Option Documents").

A. Documents and Assumptions

In rendering this opinion, we have reviewed the originals or copies of certain documents as we deemed necessary or appropriate to render this opinion which were provided to us by the Company, and the Domestic Companies, and such other documents, corporate records, certificates issued by the governmental authorities in the PRC (collectively the "Documents"), and we have made investigation of the applicable laws and regulations of the PRC promulgated and publicly available as of the date of this opinion.

(e)	"PRC Shareholders" mean the individual holders of the options granted pursuant to the Restated Option Agreements, as filed as an exhibit to the Registration Statement and included in Schedule 2;

(f)	"PRC Laws" mean all laws and regulations currently in force and publicly available in the PRC as of the date hereof;

(g)	"Mayson Holdings" means Mayson Holdings Limited, a company incorporated under the laws of British Virgin Islands; and

(h)	"SAFE" means the State Administration of Foreign Exchange and/or a local branch thereof.

Based on our review of the Documents and our understanding of the PRC laws, subject to the foregoing Assumptions, qualifications set forth herein, and except as disclosed in the Registration Statement, we are of the opinion that:

1.
Each of Jiangxi, Beijing Huaxin and the other Domestic Companies has been duly incorporated and validly exists as a wholly foreign-owned enterprise with limited liability under the PRC Laws. One hundred percent (100%) of the equity interest in each of Jiangxi and Beijing Huaxin is owned by Mayson Holdings, and each of the other Domestic Companies is wholly owned by its immediate parent except as expressly set forth in Schedule 1. Each of the Domestic Companies has the enterprise legal person status. The registered capital of each of the Domestic Companies has been paid in accordance with the applicable PRC Laws and the articles of association of each of the Domestic Companies. To our best knowledge after due inquiry, there is no security interest, mortgage, pledge, lien, encumbrance, claim or any third party right, the exercise of which may lead to the change of shareholdings or the amount of the registered capital of any of the Domestic Companies.

2.
Each of the Domestic Companies has sufficient corporate right, power and authority for it to own, use, lease and license its assets and conduct its business in the manner described in its business license. Each of the Domestic Companies has obtained all material Governmental Authorizations from, and completed all material filings with, the Government Agencies that are necessary for it to own, lease and license its assets and conduct its business in the manner described in its business license. To our best knowledge after due inquiry, each of the Domestic Companies is in compliance with the provisions of all such Governmental Authorizations in all material aspects, and none of the Domestic Companies has received any notification of proceedings relating to the modification, suspension or revocation of any such Governmental Authorizations.

3.
To our best knowledge after due inquiry, the articles of association and the business license of each of the Domestic Companies are in compliance with the requirements of the applicable PRC laws in all material aspects and are in full force and effect.

4.
To our best knowledge after due inquiry, the business carried out by each of the Domestic Companies complies with its articles of association and the PRC Laws in all material aspects. All necessary and material PRC Governmental Authorizations were duly obtained in connection with any operations in the PRC by the Company conducted through the Domestic Companies.

5.
To our best knowledge after due inquiry, each of the Domestic Companies has legal and valid title to all of material assets which are stated as being owned by the Domestic Companies related to its business, in each case, free and clear of all liens, charges, encumbrances, equities, claims, defects, options and restrictions.

6.
To our best knowledge after due inquiry, there is no current, pending or threatened PRC legal, regulatory, administrative or other governmental decision, ruling, order, demand, action, proceeding or initiative to which any of the Domestic Companies is a party to or to which any of the assets of any of the Domestic Companies are subject, that could have a Material Adverse Effect on the Company and its subsidiaries taken as a whole.

7.
To our best knowledge after due inquiry, none of Company and the Domestic Companies has taken any corporate action, nor have any legal proceedings commenced against it, for its liquidation, winding up, dissolution, or bankruptcy, for the appointment of a liquidation committee, team of receivers or similar officers in respect of its assets or for the suspension, withdrawal, revocation or cancellation of any of the Governmental Authorizations.

8.
To our best knowledge, each of the Documents as listed in Schedule 3 hereto, is valid and enforceable against all parties who are parties to the Documents and does not violate any mandatory provisions of the applicable PRC Laws.

9.
On August 8, 2006, six PRC Government Agencies, namely, the Ministry of Commerce (the "MOFCOM"), the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the "CSRC"), and the State Administration of Foreign Exchange, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the "Order 10"), which became effective on September 8, 2006. On June 22, 2009, the MOFCOM promulgated the amended Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the "Order 6", together with Order 10, the "New M&A Rules"), which became effective immediately. The New M&A Rules purport, among other things, to require offshore special purpose vehicles formed for the purpose of overseas listing of the equity interests in PRC company and controlled directly or indirectly by PRC company and/or PRC individuals to obtain the approval of the CSRC prior to the listing and trading of their securities on overseas stock exchanges. On September 21, 2006, pursuant to the Order 10 and other PRC Laws, the CSRC published on its official website relevant guidance with respect to the listing and trading of PRC domestic enterprises' securities on overseas stock exchanges (the "Related Clarifications"), including a list of application materials regarding the listing on overseas stock exchange by special purpose vehicles.

Based on our understanding of the current PRC Laws publicly available as of the date hereof, we believe that since (a) the establishment of Jiangxi and Beijing Huaxin as wholly foreign owned enterprise (b) the reverse acquisition described in the Registration Statement was between offshore companies, and the CSRC currently has not issued any definitive rule concerning whether such transactions are subject to the New M&A Rules and Related Clarifications, and (c) the CSRC currently has not issued any definitive rule concerning whether offerings like the Offering contemplated by the Company and as described in the Registration Statement is subject to the New M&A Rules and Related Clarifications, the Company is not required to obtain the approval of the CSRC under the New M&A Rules in connection with this Offering.

10.
The statements set forth in the Registration Statement under the headings "Risk Factors", "Corporate History and Structure", "Our Business", "Management's Discussion and Analysis of Financial Condition and Result of Operations", and "Certain Relationships and Related Transactions" insofar as such statements constitute summaries of PRC laws and regulations or legal conclusions with respect thereto, constitute correct and fair summaries of the matters described therein in all material aspects.

We are licensed to practice in the PRC and the foregoing opinion is limited to the PRC Laws currently in force and publicly available on the date of this opinion and is subject to the following additional qualifications:

i.
Our opinion is limited to the PRC Laws of general application effective as of the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any country other than the PRC;

ii.	This opinion is intended to be used in the context which is specifically referred to herein;

iii.
The PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations or the interpretation or enforcement thereof, will not be changed, amended or revoked in the immediate future or in the long term with or without retrospective effect;

iv.
This opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, which may be different from our opinion; and

v.
We may rely, as to matters of fact (but not as to legal conclusions), to the extent reasonable, on certificates and confirmations of Government Agencies or responsible officers of the Company, the Domestic Companies.

This opinion is rendered at the request of and solely for the benefit of the Company in connection with the above matters.

This opinion may not be relied upon, quoted or referred to for any other purpose or released upon by, or furnished to any other person other than the legal and financial advisors of the Company, without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of this opinion (including discussion of this opinion) and reference to our firm name in the Registration Statement.

Yours faithfully,

Schedule 1

DOMESTIC COMPANIES

No.	Name of Company	Equity Ownership
1	Jiangxi Southern China Livestock Technology Co., Ltd	Mayson Holdings Limited
2	Yujiang Yinmei Livestock Co., Ltd	Jiangxi SouthernChina Livestock Technology Co., Ltd (99%)
3	Yujiang Changsong Livestock Co., Ltd	Jiangxi SouthernChina Livestock Technology Co., Ltd (99%)
4	Yujiang Jiansheng Livestock Breeding Co., Limited	Jiangxi SouthernChina Livestock Technology Co., Ltd (99%)
5	Beijing Huaxin Tianying Livestock Technology Co., Ltd	Mayson Holdings Limited
6	Jiangxi Yingtan Huaxin Livestock Co., Ltd	Beijing HuaxinTianying Livestock Technology Co., Ltd
7	Yujiang Fengyuan Livestock Co., Ltd	Jiangxi YingtanHuaxin Livestock Co., Ltd (99%);
8	Jiangxi Yingtan Fuxin Development and Trade Co., Ltd	Jiangxi YingtanHuaxin Livestock Co., Ltd (99%);
9	Yingtan Yujiang Zhongtong Swine Co., Ltd	Jiangxi YingtanHuaxin Livestock Co., Ltd (99%);
10	Yujiang Xianyue Livestock Feeds Co., Ltd	Jiangxi YingtanHuaxin Livestock Co., Ltd (99%);
11	Yingtan Livestock Feeds Development Co., Ltd	Jiangxi YingtanHuaxin Livestock Co., Ltd (99%);
12	Yujiang Decheng Livestock Co., Ltd	Jiangxi YingtanHuaxin Livestock Co., Ltd (99%);
13	Yingtan Liangqi Livestock Co., Ltd	Jiangxi YingtanHuaxin Livestock Co., Ltd (99%);
14	Yingtan Yongsheng Livestock Co., Ltd	Jiangxi YingtanHuaxin Livestock Co., Ltd (99%);

15	Yujiang Xiangying Swine Co., Ltd	Jiangxi Yingtan Huaxin Livestock Co., Ltd (99%);
16	Tieling Boyi Feeds Co., Ltd	Beijing HuaxinTianying Livestock Technology Co., Ltd (94%)

Schedule 2

Option Holders

Name	Shares Subject to Option

Dengfu Xu	1,075,206
Luping Pan	726,589
Mude Pan	488,104
Genkai Zhang	418,411
Xiartyue Li	418,441
Min Yang	348,667
Jianying Xu	348,667
Yesheng Li	182,761
Dexuan Yu	182,761
Suyi Aheng	196,831
4,386,438

Schedule 3

LIST OF DOCUMENTS

Restated Option Agreement dated July 27, 2010